Exhibit 99.1

STONE ENERGY CORPORATION

Provides Update on Parmer Prospect

LAFAYETTE, LA. August 9, 2012

Stone Energy Corporation (NYSE: SGY) today provided an update on the deep water Parmer prospect located on Green Canyon Block 823. Drilling operations have been completed, and the rig has been released. The well has been logged, and pressure readings and fluid samples have been taken in several Miocene objective sands. The data indicates approximately 240 feet of net condensate-rich gas pay in two gas sands that are full to base, as well as 40 feet of net oil pay in two sands that both encountered oil on water. The partners plan to analyze the data from this well and develop a plan forward. Stone holds a 35% working interest in the project, and Apache Corporation is the operator.

Forward Looking Statement

Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks, liquidity risks, political and regulatory developments and legislation, including developments and legislation relating to our operations in the Gulf of Mexico and Appalachia, and other risk factors and known trends and uncertainties as described in Stone’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the SEC. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.

Stone Energy is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana with additional offices in New Orleans, Houston and Morgantown, West Virginia. Our business strategy is to leverage cash flow generated from existing assets to maintain relatively stable GOM shelf production, profitably grow gas reserves and production in price-advantaged basins such as Appalachia and the Gulf Coast Basin, and profitably grow oil reserves and production in material impact areas such as the deep water GOM and onshore oil. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-9880 fax or via e-mail at CFO@StoneEnergy.com.